UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2013

__________________________________________

Lakeland Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

701 Koehler Avenue, Suite 7, Ronkonkoma, New York 11779-7410

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 981-9700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments

On March 11, 2013 Lakeland Industries, Inc. (the “Company”) reports several material developments:

•	Lower than expected sales in Brazil for the quarter ended January 31, 2013 resulting in anticipated operating loss in Brazil
•	$11.5 million goodwill impairment charge in Brazil; such charge will have no effect on operations or cash
•	Potential default on bank line of credit with TD Bank, N.A.

In view of the recent operating losses incurred by Lakeland Brazil, management determined that the carrying amount of the goodwill related to our Brazil subsidiary exceeded its fair value, which was estimated based on the present value of expected future cash inflows. Accordingly, the Company has recorded an impairment charge at year end against the Goodwill and Intangible assets relating to its Lakeland Brazil subsidiary of $9.8 million.

The Company provided for a full valuation allowance of $1.5 million against its net deferred tax assets at January 31, 2013 relating to Brazilian income taxes only. The combined charge will be $11.5 million and the net effect on stockholder equity will be $9.7 million, net of the $1.8 million reclassification from Other Comprehensive Income to reflect the cumulative adjustments previously made resulting from exchange rate differences.

With the exception of Brazil, company-wide revenue continues to improve, with very strong revenue growth in most overseas markets, and a continued rebound in the United States from the loss of DuPont products in FY2012 that has seen strong growth achieved year over year in sales of Lakeland branded products.

A copy of the press release issued by the Company in connection with the foregoing is filed as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is being furnished herewith:

99.1	Text of press release issued by Lakeland Industries, Inc., dated March 11, 2013 titled “Lakeland Industries, Inc. Reports Material Developments”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.

Date: March 11, 2013

/s/ Christopher J. Ryan
Christopher J. Ryan
CEO

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Text of press release issued by Lakeland Industries, Inc., dated March 11, 2013 titled “Lakeland Industries, Inc. Reports Material Developments”.